EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Michigan Consolidated Gas Company on Form S-3 of our report dated March 1, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations in 2003), appearing in the Annual Report on Form 10-K of Michigan Consolidated Gas Company for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Detroit, Michigan
September 22, 2004